                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in million)

                                                        FOR THE THREE MONTHS ENDED
                                                        --------------------------
                                                          March 26,    March 27,(a)
                                                              1999         1998
                                                          --------     --------
Pre-tax earnings from continuing operations                 $  996       $  867

Add: Fixed charges (excluding
       capitalized interest and preferred
       security dividend requirements of
       subsidiaries)                                         3,636        4,671
                                                            ------       ------
Pre-tax earnings before fixed charges                        4,632        5,538
                                                            ======       ======
Fixed charges:
       Interest                                              3,576        4,621
       Other(b)                                                110           73
                                                            ------       ------
       Total fixed charges                                   3,686        4,694
                                                            ------       ------
Preferred stock dividend requirements                           14           15
                                                            ------       ------
Total combined fixed charges
  and preferred stock dividends                             $3,700       $4,709
                                                            ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                            1.26         1.18

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                               1.25         1.18


(a) Amounts have been restated from that originally reported on Form 10-Q to reflect the 1998 merger with Midland Walwyn Inc., accounted for as a pooling-of-interests.

(b) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.